Exhibit 99.1

May 22, 2014

Matt Forkner

Associate General Counsel

GoDaddy

14455 N. Hayden Road

Scottsdale, AZ 85260

RE: Consent of Beall Research

Dear Mr. Forkner,

GoDaddy (“GoDaddy” or the “Company”) has requested that Beall Research, Inc. (“Beall”) execute this consent in connection with a proposed initial public offering by the Company (the “Offering”). In connection with the Offering, GoDaddy has prepared a prospectus included in the registration statement on Form S-1, including all amendments thereto (the “Registration Statement”), as filed with the Securities and Exchange Commission.

This consent serves as confirmation by Beall to GoDaddy that Beall hereby:

1.	consents to the use of, and references to, Beall’s name, in connection with Beall’s research data on small businesses in the United States entitled “Go Daddy Segmentation Research,” from January, 2013 (the “Research”), in the Registration Statement; and

2.	grants the Company permission to include references to the Research, substantially in the form furnished hereto as Exhibit A, as part of the Registration Statement (the “Statement”).

This consent further confirms that the references from the Registration Statement quoted in Exhibit A are an accurate depiction of the Research and that Beall provides its consent to the inclusion of this letter as an exhibit to the Registration Statement. The Company agrees to indemnify Beall against any and all claims arising from the use of the Statement, substantially in the form furnished hereto as Exhibit A.

We understand the need for confidentially with respect to GoDaddy’s planned initial public offering, and we agree to not discuss the planned offering with any third parties.

Sincerely,

Beall Research, Inc.

Name:	/s/ Anne E. Beall

Title:	President

EXHIBIT A

Statements in Registration Statement

“As of January, 2013, more than 50% of small businesses in the United States still did not have a website according to a report by Beall Research which we commissioned in 2012.”

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